EXHIBIT 10.65

SMTC CORPORATION BOARD COMPENSATION

On September 29, 2004, the Board of Directors (“Board”) of SMTC Corporation revised the fees payable to non-executive directors serving on the Board, effective as of January 1, 2005, as follows:

$US
Annual Board retainer	$40,000
Minimum portion of retainer in form of stock or deferred share units (“DSU’s”) until threshold* attained	$25,000
Annual Audit Committee Member retainer	$4,000
Annual other Committee Member retainer	$2,000
Non-Executive Chairman of the Board additional compensation (no meeting fees)	$35,000
Chairman of the Audit Committee – additional annual retainer	$6,000
Chairman of all other committees – additional annual retainer	$3,000
Board meeting fee — per meeting	$1,200
Committee meeting fee — per meeting	$1,200
Telephone meetings-Board — per meeting	$600
Telephone meetings-Committee — per meeting	$600

* Threshold of mandatory stock ownership after four years (in shares or DSU’s)	$100,000